Exhibit 99.1
Sonic Automotive, Inc. Reports 13% Overall Revenue Growth
Used Vehicle Revenue up 28%
First Quarter Profits Up Over Prior Year
CHARLOTTE, N.C. – April 27, 2010 – Sonic Automotive, Inc. (NYSE: SAH), the nation’s third-largest automotive retailer, today reported that 2010 first quarter adjusted earnings from continuing operations were $0.14 per diluted share, up 40% from adjusted earnings from continuing operations of $0.10 per diluted share in the prior year quarter. The adjustments, which are related primarily to debt refinancing activities and mark-to-market adjustments on interest rate swaps, are detailed further in the attached tables. During the quarter, the Company further strengthened its balance sheet by issuing $200 million of senior subordinated notes to refinance a portion of its existing senior subordinated notes. This refinancing resulted in the Company incurring interest expense on both notes for a period of time prior to the existing notes being retired in early April.
Business Overview – Operating Initiatives Continue to Drive Revenue Growth
Commenting on the quarter B. Scott Smith, the Company’s President, said, “We are very pleased with the way our operating initiatives continued to take hold this quarter. Our focus on associate satisfaction has led to all time low associate turnover which is resulting in better execution of our Playbook process. Commenting further, “We saw strong revenue growth in all departments which continues to demonstrate that our strategy is delivering sound performance as the automotive market continues to improve.”
New and Used Vehicles – Revenue and Gross Profit Levels Up Dramatically
Overall new vehicle retail volume was up 10% and used vehicle retail volume was up 25% for the first quarter of 2010 compared to the same quarter last year. Jeff Dyke, the Company’s EVP of Operations, stated, “The retail gross profit generated by our used vehicle department alone was up over 8% in the first quarter of 2010 compared to the same period last year. Our used vehicle business continues to exceed our expectations as our stores realize the power of our operational playbooks. Consistent with the expectation we communicated last quarter, our used vehicle margins have contracted somewhat compared to the first quarter of last year as a result of the significant volume growth. Sequentially, our used vehicle margins are in line with the last several quarters. It’s important to remember as we continue to expand our penetration of the used vehicle market that our volume growth generates incremental gross profit dollars in used, F&I, and parts and service.”
Parts and Service – Steady Growth in a Key Department; Gross margin up 70 basis points
Sonic’s parts and service revenue for the first quarter was up approximately 3% compared to the prior year quarter, while gross margin was up 70 basis points at 50.3%. Mr. Dyke stated, “Our parts and service business benefited from the improvement in the general economic environment, the work associated with the various manufacturer recalls during the period, and our continued rollout of our playbook for this area. We are still in the early stages of our operational plan for our fixed operations departments and expect to see continued revenue and margin growth over the course of the year.”
Business Outlook
Scott Smith concluded his comments by noting, “The quarter got off to a slow start as our stores came out of a very strong December and as we continued investing in our associates, but profitability improved dramatically as we progressed through the quarter. I have said from the beginning that this is a people business and we will continue to invest appropriately in the one asset that will drive our future growth. We are on track to meet our profit targets for the year.”

Presentation materials for the Company’s April 27, 2010 earnings conference call at 11:00 A.M. (Eastern) can be accessed on the Company’s website at www.sonicautomotive.com by clicking on the “For Investors” tab and choosing “Webcasts & Presentations” on the right side of the monitor.
To access the live broadcast of the call over the Internet go to: www.ccbn.com or www.sonicautomotive.com
A live audio of the call will be accessible to the public by calling (877) 791-3416. International callers dial (706) 643-0958. Callers should dial in approximately 10 minutes before the call begins.
A conference call replay will be available one hour following the call for seven days and can be accessed by calling: 800-642-1687, International callers dial (706) 645-9291 Conference ID: 68235076
About Sonic Automotive
Sonic Automotive, Inc., a Fortune 500 company based in Charlotte, N.C., is the nation’s third-largest automotive retailer, operating 145 franchises. Sonic can be reached on the web at www.sonicautomotive.com.
Included herein are forward-looking statements, including statements with respect to fixed operations revenue and gross profit growth, future profitability levels and general operating performance. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s annual report on Form 10-K for the year ending December 31, 2009. The Company does not undertake any obligation to update forward-looking information.

Sonic Automotive, Inc.
Results of Operations (Unaudited)
(in thousands, except per share, unit data and percentage amounts)

	Three Months Ended			Three Months Ended
	As Reported		As Adjusted	As Reported		As Adjusted
	3/31/2010	Adjustments	3/31/2010	3/31/2009	Adjustments	3/31/2009

Revenues

New retail vehicles	$740,590	$–	$740,590	$650,554	$-	$650,554

Fleet vehicles	43,652	-	43,652	54,163	-	54,163

Total new vehicles	784,242	-	784,242	704,717	-	704,717

Used vehicles	423,610	-	423,610	329,209	-	329,209

Wholesale vehicles	31,384	-	31,384	37,796	-	37,796

Total vehicles	1,239,236	-	1,239,236	1,071,722	-	1,071,722

Parts, service and collision repair	279,370	-	279,370	271,641	-	271,641

Finance, insurance and other	40,959	-	40,959	35,135	-	35,135

Total revenues	1,559,565	-	1,559,565	1,378,498	-	1,378,498

Total gross profit	268,691	-	268,691	247,467	-	247,467

SG&A expenses	(224,310)	-	(224,310)	(205,920)	(382)	(206,302)

Impairment charges	(44)	44	-	(57)	57	-

Depreciation	(8,501)	-	(8,501)	(7,625)	-	(7,625)

Operating income	35,836	44	35,880	33,865	(325)	33,540

Interest expense, floor plan	(4,942)	-	(4,942)	(5,198)	-	(5,198)

Interest expense, other	(17,189)	1,004	(16,185)	(18,252)	-	(18,252)

Interest expense, non-cash, convertible debt	(1,677)	-	(1,677)	(2,619)	-	(2,619)

Interest expense, non-cash, cash flow swaps	(1,683)	1,683	-	-	-	-

Other (expense) / income	62	-	62	50	-	50

Income / (loss) from continuing operations before taxes	10,407	2,731	13,138	7,846	(325)	7,521

Income tax (expense) / benefit	(4,475)	(1,174)	(5,649)	(3,531)	146	(3,385)

Income / (loss) from continuing operations	5,932	1,557	7,489	4,315	(179)	4,136

Income / (Loss) from discontinued operations	(1,778)	-	(1,778)	(2,637)	1,096	(1,541)

Net income	$4,154	$1,557	$5,711	$1,678	$917	$2,595

Diluted:

Weighted average common shares outstanding	52,579	-	52,579	40,338	-	40,338

Earnings / (loss) per share from continuing operations	$ 0.11	$ 0.03	$ 0.14	$ 0.11	$(0.01)	$0.10

Earnings / (loss) per share from discontinued operations	(0.03)	-	(0.03)	(0.07)	0.03	(0.04)

Earnings / (loss) per share	$ 0.08	$ 0.03	$ 0.11	$ 0.04	$ 0.02	$ 0.06

Gross Margin Data (Continuing Operations):

Retail new vehicles	7.1%		7.1%	6.8%		6.8%

Fleet vehicles	3.7%		3.7%	4.3%		4.3%

Total new vehicles	7.0%		7.0%	6.6%		6.6%

Used vehicles retail	7.9%		7.9%	9.4%		9.4%

Total vehicles retail	7.3%		7.3%	7.5%		7.5%

Wholesale vehicles	(2.2%)		(2.2%)	(0.2%)		(0.2%)

Parts, service and collision repair	50.3%		50.3%	49.6%		49.6%

Finance, insurance and other	100.0%		100.0%	100.0%		100.0%

Overall gross margin	17.2%		17.2%	18.0%		18.0%

SG&A Expenses (Continuing Operations):

Personnel	$132,542	$-	$132,542	$116,080	$-	$116,080

Advertising	11,437	-	11,437	11,052	-	11,052

Facility rent	35,833	-	35,833	35,307	-	35,307

Other	44,498	-	44,498	43,481	382	43,863

Total	$224,310	$-	$224,310	$205,920	$382	$206,302

SG&A Expenses as % of Gross Profit	83.5%	0.0%	83.5%	83.2%	0.2%	83.4%

Operating Margin %	2.3%	0.0%	2.3%	2.5%	(0.1%)	2.4%

Unit Data (Continuing Operations):

New retail units	21,484			19,498

Fleet units	1,750			2,255

New units	23,234			21,753

Used units	21,750			17,411

Total units retailed	44,984			39,164

Wholesale units	5,200			6,532

Other Data:

Same store revenue percentage changes:

New retail	13.8%			(33.4%)

Fleet	(19.4%)			(48.1%)

Total New Vehicles	11.3%			(34.8%)

Used	28.7%			(8.3%)

Parts, service and collision repair	2.8%			(4.3%)

Finance, insurance and other	17.4%			(29.8%)

Total	13.2%			(25.7%)

Description of Adjustments:	2010	2009
Continuing Operations:
Impairment charges	$44	$57
Debt restructuring	295	2,047
Cash flow swaps	1,683	(2,429)
Double-carry interest	709	-

Total pretax	$2,731	$(325)
Tax effect	(1,174)	146

Total	$1,557	$(179)

Discontinued Operations:
Impairment charges	$-	$1,528
Tax effect	-	(432)

Total	$-	$1,096